[METLIFE LETTERHEAD]

November 2, 2009

Board of Directors
MetLife Investors Insurance Company
5 Park Plaza
Suite 1900
Irvine, CA 92614

Re: Opinion of Counsel MetLife Investors Variable Annuity Account One Pre-Effective Amendment No. 1 under the Securities Act of 1933 (File
     No. 333-161102), and Amendment No. 215 under the Investment Company Act of 1940 (File No. 811-05200) to the Registration Statement on Form N-4

Gentlemen:

I am an attorney and Associate General Counsel to MetLife Investors Insurance Company ("Company"). You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the above referenced Pre-Effective Amendment (the "Amendment") for the Fixed and Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, MetLife Investors Variable Annuity Account One.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

I am of the following opinions:

1. MetLife Investors Variable Annuity Account One is a separate investment account of the Company and is validly existing pursuant to the laws of the State of Missouri and is a Unit Investment Trust as that term is defined in
Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued and binding contractual obligation of the Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Richard C. Pearson
Richard C. Pearson
Vice President and Associate General Counsel